EXHIBIT 23.1


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
Border Management, Inc.


We consent to the inclusion in this Annual Report of Border
Management, Inc. on Form 10-K of our report dated March 29, 2010, with respect to our audits of the financial staements of Border Management, Inc. as of December 31, 2009 and 2008.


/s/ UHY LDMB Advisors Inc.
- --------------------------
UHY LDMB Advisors Inc.

Chartered Accountants
Surrey, British Columbia

March 29, 2010